Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO
June 26, 2025

GOLD RESOURCE CORPORATION CLOSES US$6.28M DEBT FACILITY

Denver, Colorado – June 26, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”), along with its wholly owned subsidiary, Don David Gold Mexico (“DDGM”), is pleased to announce the execution of a loan agreement with Francisco Javier Reyes de la Campa and Jaluca Limited in the amount of US$6.28 million, to be used for working capital.

“The funds from this loan will allow us to develop and begin production from the new Three Sisters area of our Don David Gold Mine,” said Allen Palmiere, the Company’s President and CEO. “Additionally, we will be purchasing replacement mining equipment and funding upgrades in the mill. This loan and the proceeds of equity issuances earlier in the year provide us with the capital to execute on our plans to increase productivity and profitability.”

In connection with the loan agreement, the Company has also issued a common stock purchase warrant to an affiliate of Mr. Reyes de la Campa for the purchase of up to 1,500,000 shares of the Company’s common stock at an exercise price per share of $0.65. The warrant is exercisable immediately upon issuance and expires on June 26, 2027. The warrant provides for customary adjustments in the event of stock dividends, splits and the like, and includes terms relating to the occurrence of a fundamental transaction, such as a merger, reorganization or recapitalization.

Key Facility Details

The key terms of the facility include the following:

●	Facility Amount – US$6,280,000
●	Term – 18 months, with maturity date of December 26, 2026
●	Interest Rate – Secured Overnight Financing Rate (“SOFR”) plus 5% per annum
●	Repayment – Principal amount of the loan, all accrued interest, and all other obligations are due and payable in full, if not paid earlier, on the maturity date
●	Warrant – Provides for the issuance of warrants for 1,500,000 shares of the Company’s common stock for an exercise price per share of $0.65 and expires on June 26, 2027.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Base metals, critical to the United States, are also produced as a by-product. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA.

Contacts:

Allen Palmiere

Chief Executive Officer and President

www.goldresourcecorp.com

720-459-3854